Exhibit 10.29

COMMSCOPE, INC.

ANNUAL INCENTIVE PLAN

(as amended effective March 24, 2009)

1.	Purpose

The purpose of the Annual Incentive Plan is to enhance CommScope, Inc.’s ability to attract, motivate, reward and retain employees, to strengthen their commitment to the success of the Company and to align their interests with those of the Company’s stockholders by providing additional compensation to designated employees of the Company based on the achievement of performance objectives. To this end, the Annual Incentive Plan provides a means of annually rewarding participants primarily based on the performance of the Company and its Operating Units and secondarily based on the achievement of personal performance objectives. The adoption of this Plan as it relates to Executive Officers is subject to the approval of the stockholders of the Company.

2.	Definitions

(a) “Accredited Investor” shall have the meaning ascribed to such term in Rule 501 of Regulation D of the Securities Act of 1933, as amended.

(b) “Award” shall mean the incentive award earned by a Participant under the Plan for any Performance Period.

(c) “Base Salary” shall mean the Participant’s annual base salary actually paid by the Company and received by the Participant during the applicable Performance Period. Annual base salary does not include (i) Awards under the Plan, (ii) long-term incentive awards, (iii) signing bonuses or any similar bonuses, (iv) cash payments received pursuant to the Company’s Retirement Savings Plan, (v) imputed income from such programs as executive life insurance, or (vi) nonrecurring earnings such as moving expenses, and is based on salary earnings before reductions for such items as contributions under Section 401(k) of the Internal Revenue Code of 1986, as amended.

(d) “Beneficial Owner”, “Beneficially Owned” and “Beneficially Owning” shall have the meanings applicable under Rule 13d-3 promulgated under the 1934 Act.

(e) “Board” shall mean the Board of Directors of the Company.

(f) “CEO” shall mean the Chief Executive Officer of the Company.

(g) “Change in Control” means the occurrence of any of the following:

(1) An acquisition (other than directly from the Company) of any Voting Securities by any Person, immediately after which such Person has Beneficial Ownership of more than thirty-three percent (33%) of (i) the then-outstanding Shares or (ii) the combined voting power of the Company’s then-outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred pursuant to this paragraph (a), the acquisition of Shares or Voting Securities in a Non-Control Acquisition (as hereinafter defined) shall not constitute a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person the majority of the voting power, voting equity securities or equity interest of which is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a Non-Control Transaction (as hereinafter defined);

(2) The individuals who, as of the effective date of the Plan, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the members of the Board or, following a Merger (as hereinafter defined), the board of directors of (i) the corporation resulting from such Merger (the “Surviving Corporation”), if fifty percent (50%) or more of the combined voting power of the then-outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly, by another Person (a “Parent Corporation”) or (ii) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; provided, however, that, if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, be considered a member of the Incumbent Board; and provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(3) The consummation of:

(i) A merger, consolidation or reorganization (x) with or into the Company or (y) in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger in which:

(A) the shareholders of the Company immediately before such Merger own directly or indirectly immediately following such Merger at least a majority of the combined voting power of the outstanding voting securities of (1) the Surviving Corporation, if there is no Parent Corporation or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (1) the Surviving Corporation, if there is no Parent Corporation, or (2) if there is one or more than one Parent Corporation, the ultimate Parent Corporation; and

(C) no Person other than (1) the Company or another corporation that is a party to the agreement of Merger, (2) any Related Entity, or (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to the Merger, was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to the Merger had Beneficial Ownership of thirty-three percent (33%) or more of the then outstanding Shares or Voting Securities, has Beneficial Ownership, directly or indirectly, of thirty-three percent (33%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation, if there is no Parent Corporation, or (y) if there is one or more than one Parent Corporation, the ultimate Parent Corporation;

(ii) A complete liquidation or dissolution of the Company; or

(iii) The sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (other than (x) a transfer to a Related Entity or (y) the distribution to the Company’s shareholders of the stock of a Related Entity or any other assets).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons; provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company and, after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities and such Beneficial Ownership increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Committee” shall mean the Compensation Committee of the Board; provided, however, that with respect to Employees who are not Executive Officers, the Compensation Committee may delegate to the CEO the authority and responsibility to administer the Plan to the same extent as the Compensation Committee (or to such lesser extent as the Compensation Committee may provide) and if the Compensation Committee so delegates its authority and responsibility, references herein to the Committee shall be deemed to refer to the CEO to the extent such authority and responsibility has been so delegated.

(j) “Company” shall mean CommScope, Inc., its successors and assigns.

(k) “Disability” shall mean permanent disability, as provided in the Company’s long-term disability plan.

(l) “Effective Date” shall mean the date that the Plan is adopted by the Board.

(m) “Employee” shall mean any person (including an officer) employed by the Company or any of its subsidiaries on a full-time salaried basis.

(n) “Executive Officer” shall mean, for any Performance Period, an Employee who (i) as of the beginning of the Performance Period is an officer subject to Section 16 of the 1934 Act, and (ii) who, prior to determining Target Awards for the Performance Period pursuant to Section 5(a) of the Plan, the Committee designates as an Executive Officer for purposes of this Plan. If the Committee does not make the designation in clause (ii) for a Performance Period, all Employees described in clause (i) shall be deemed to be Executive Officers for purposes of this Plan.

(o) “Financial Target”, for any Performance Period, may be expressed in terms of (i) stock price, (ii) earnings per share, (iii) operating income, (iv) return on equity or assets, (v) cash flow, (vi) earnings before interest, tax, depreciation and amortization (EBITDA), (vii) revenues, (viii) overall revenue or sales growth, (ix) expense reduction or management, (x) market position, (xi) total shareholder return, (xii) return on investment, (xiii) earnings before interest and taxes (EBIT), (xiv) net income, (xv) return on net assets, (xvi) economic value added, (xvii) shareholder value added, (xviii) cash flow return on investment, (xix) net operating profit, (xx) net operating profit after tax, (xxi) return on capital, (xxii) return on invested capital, or (xxiii) any combination, including one or more ratios, of the foregoing. Financial Targets may be expressed as a combination of Company and/or Operating Unit performance goals and may be absolute or relative (to prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range.

(p) “Financial Target Award Earned”, for any Performance Period, shall mean the percentage of Target Awards earned based on the Company’s and/or, if applicable, an Operating Unit’s achievement of Financial Target(s) for that Performance Period.

(q) “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

(r) “Operating Unit”, for any Performance Period, shall mean a division, Subsidiary, group, product line or product line grouping for which an income statement reflecting sales and operating income is produced.

(s) “Participant”, for any Performance Period, shall mean an Employee selected to participate in the Plan for such Performance Period.

(t) “Performance-Based Compensation” shall mean any Award that is intended to constitute “performance based compensation” within the meaning of Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder.

(u) “Performance Period” shall mean the fiscal year of the Company or such time period designated by the Committee at the time that Financial Targets are established and during which the performance of the Company and/or Operating Units will be measured.

(v) “Person” shall mean a person within the meaning of Sections 13(d) and 14(d) of the 1934 Act.

(w) “Personal Performance Percentage”, with respect to Participants (other than Executive Officers) for any Performance Period, shall mean the percentage based on the Participant’s personal performance, as determined in accordance with Section 5(e) of the Plan.

(x) “Plan” shall mean this CommScope, Inc. Annual Incentive Plan, as from time to time amended and in effect.

(y) “Retirement” shall mean (i) retirement at or after age 55 and the completion of 10 years of service with the Company or any of its Subsidiaries, (ii) retirement at or after age 65 or (iii) early retirement with the prior written approval of the Company.

(z) “Schedules” for any Performance Period, shall mean the schedules described in Section 5(a) of the Plan.

(aa) “Subsidiary” shall mean a corporation as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, with the Company being treated as the employer corporation for purposes of this definition.

(bb) “Target Award”, for any Participant with respect to any Performance Period, shall mean the Participant’s Base Salary multiplied by his or her Target Award Percentage.

(cc) “Target Award Percentage” for any Participant with respect to any Performance Period, shall mean the percentage of the Participant’s Base Salary that the Participant would earn as an Award for that Performance Period if each of the Financial Target Award Earned and Personal Performance Percentage (if applicable) for that Performance Period is 100%, and shall be determined by the Committee based on the Participant’s responsibility level or the position or positions held during the Performance Period; provided , however , that if any Participant other than an Executive Officer held more than one position during the Performance Period, then the Committee may designate different Target Award Percentages with respect to each position and the Award will be pro-rated to reflect the number of days during which such Participant had each Target Award Percentage.

(dd) “Voting Securities” shall mean, with the voting securities of the Company.

3.	Eligibility

Generally, all Employees are eligible to participate in the Plan for any Performance Period. However, participation may be limited to those Employees who, because of their significant impact on the current and future success of the Company, the Committee selects, in accordance with Section 5 of this Plan, to participate in the Plan for that Performance Period. Notwithstanding the foregoing, the CEO shall participate in the Plan in every Performance Period.

To be eligible to receive an Award in respect of any Performance Period an Employee shall have had at least three months active tenure during such Performance Period and be actively employed by the Company on the Award payment date. The Committee may approve, for Participants other than the Executive Officers and in accordance with Sections 7 and 8 of this Plan, exceptions for special circumstances.

If an Employee other than an Executive Officer, becomes a Participant during a Performance Period, such Participant’s Award will be prorated based on the number of days that he or she is a Participant, unless, with respect to Participants other than Executive Officers, the Committee otherwise determines.

4.	Administration

The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee. Each member of the Committee shall be an “outside director” within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code; provided that if the Compensation Committee has delegated to the CEO any authority or responsibility to administer the Plan with respect to Employees who are not Executive Officers, the CEO shall not be required to be an “outside director.” The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine the Company’s and, if applicable, each Operating Unit’s Financial Target(s) and each Participant’s Target Award Percentage for each Performance Period, to approve all the Awards, to decide the facts in any case arising under the Plan and to make all other determinations and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided , however , that the Committee shall not be authorized to increase the amount of the Award payable to a Participant that is an Executive Officer that would otherwise be payable pursuant to the terms of the Plan. The Committee may in its sole discretion decrease the amount of an Award that would otherwise be payable to a Participant pursuant to the terms of the Plan, (and no such reduction may increase the Award payable to any other Participant) and, provided , further , that the Committee shall only exercise such discretion over the Plan and the Awards granted thereunder, to the extent permitted under Section 162(m) of the Code and the regulations thereunder without adversely affecting the treatment of any Executive Officer’s Award as Performance-Based Compensation.

The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company, the Subsidiaries, their respective stockholders and all employees of the Company and the Subsidiaries, including the Participants and their respective beneficiaries.

5.	Determination of Awards

(a) Prior to, or as soon as practicable following, the commencement of each Performance Period, the Committee shall determine the Employees who shall be Participants during that Performance Period and determine each Participant’s Target Award Percentage. The Committee shall also establish the Financial Target(s) for that Performance Period (which, with respect to Executive Officers for that Performance Period, shall be established in writing by the earlier of (1) the date on which one-quarter of the Performance Period has elapsed or (2) the date which is 90 days after the commencement of the Performance Period, and in any event while the performance relating to the Financial Target(s) remains substantially uncertain). The Participants, each Participant’s Target Award Percentage and the Financial Targets for each Performance Period shall be set forth on a Schedule. The Company shall notify each Participant of his or her Target Award Percentage and the applicable Financial Targets for the Performance Period.

(b) Generally, a Participant earns an Award for a Performance Period based on the Company’s and/or his or her Operating Unit’s achievement of applicable Financial Target(s). In addition, the Award for any Participant (other than an Executive Officer) may be adjusted based on the Participant’s Personal Performance Percentage. The Committee may determine that different Financial Targets are applicable to different Participants, groups of Participants, Operating Units or groups of Operating Units with respect to a specific Performance Period. The Committee may also establish a minimum threshold of Company or Operating Unit performance which must be achieved in order for any portion of an Award to be earned for that Performance Period, provided, with respect to Executive Officers for that Performance Period, such threshold is established by the earlier of (1) the date on which one-quarter of the Performance Period has elapsed or (2) the date which is 90 days after the commencement of the Performance Period, and in any event while the performance relating to the Financial Target(s) remains substantially uncertain. Notwithstanding the foregoing, if in any Performance Period a minimum threshold of Company and/or Operating Unit performance is established and the Company’s and/or any Operating Unit’s actual performance as measured against that minimum threshold would otherwise preclude the earning of Awards for that Performance Period, the Committee may upon consideration of the events of the Performance Period, determine that Awards may be earned by Participants (other than Executive Officers) for that Performance Period.

(c) The maximum award an Executive Officer may receive for any Performance Period is $4 million.

(d) Awards shall be earned by Participants in accordance with such formula or formulas determined by the Committee consistent with the provisions of this Plan.

(e) Personal Performance Percentage. Executive Officers are not eligible for an adjustment based on personal performance. Each other Participant’s performance may be evaluated and a Personal Performance Percentage for such Participant may be recommended for approval by the Committee. If applicable, the Personal Performance Percentage may range from 0 to 120 percent to reflect the Participant’s personal performance during the Performance Period; provided , however , that the application of this Section 5(e) shall not result in an increase in the aggregate dollar amount of all Awards earned by all Participants for that Performance Period determined before the application of this Section 5(e).

6.	Changes to the Target Award Percentage

The Committee, with respect to all Participants who are not Executive Officers, may at any time prior to the final determination of Awards change the Target Award Percentage of any such Participant or assign a different Target Award Percentage to any such Participant to reflect any change in the Participant’s responsibility level or position during the course of the Performance Period.

The Committee may at the time Financial Target(s) are determined for a Performance Period, or at any time prior to the final determination of Awards in respect of that Performance Period to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of the Award as Performance-Based Compensation, provide for the manner in which performance will be measured against the Financial Target(s) (or to the extent permitted under Section 162(m) of the Code and the regulations promulgated thereunder without adversely affecting the treatment of an Award as Performance-Based Compensation, may adjust the Financial Target(s)) to reflect the impact of (i) any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Company’s stock, (ii) specified corporate transactions (iii) special charges, (iv) foreign currency effects, (v) accounting or tax law changes and (vi) other extraordinary or nonrecurring events.

7.	Payment of Awards

As soon as practicable after the close of a Performance Period and prior to the payment of any Award that is intended to constitute Performance-Based Compensation, the Committee shall review each Participant’s Award and certify in writing that the applicable Financial Targets have been satisfied. Subject to the provisions of Section 8 of the Plan, each Award to the extent earned shall be paid in a single lump sum cash payment. Notwithstanding the foregoing, the Committee may permit certain Participants to elect to receive all or a portion of their Award in shares of Company stock (rounded down to the nearest whole number) on such terms and conditions as established by the Committee; provided , however , that no cash will be paid for fractional shares and only Participants who are Accredited Investors may be permitted to make such election. The Committee shall certify in writing the amount of the Executive Officer’s Award prior to payment thereof. Payment of the Award, whether in cash or in shares of Company stock, shall be made as soon as practicable following the Performance Period, but in no event later than two and one-half months following the end of the Performance Period.

If a Change of Control occurs, the Company shall, within 60 days thereafter, pay to each Participant in the Plan immediately prior to the Change of Control (regardless of whether the Participant remains employed after the Change of Control) an Award which is calculated assuming that all performance percentages are 100 percent, and such Award shall be prorated to the date of the Change of Control based on the number of days that have elapsed during the Performance Period through the date of the Change of Control.

8.	Limitations on Rights to Payment of Awards

No Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Company through the payment date of the Award for such Performance Period, except as provided in the last paragraph of Section 7 of the Plan. However, if the Participant has active service with the Company or the Subsidiary for at least three months during any Performance Period, but, prior to payment of the Award for such Performance Period, a Participant’s employment with the Company terminates due to the Participant’s death, Disability or, except in the case of an Executive Officer, Retirement or such other special circumstances as determined by the Committee, on a case by case basis, the Participant (or, in the event of the Participant’s death, the Participant’s estate, beneficiary or beneficiaries as determined under Section 9 of the Plan) shall remain eligible to receive a prorated portion of any earned Award, based on the number of days that the Participant was actively employed and performed services during such Performance Period.

9.	Designation of Beneficiary

A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to full payment of any Award hereunder, shall receive payment of any Award due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Committee. The Participant may, at any time, change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Secretary of the Company. If the Participant does not designate a beneficiary or the beneficiary dies prior to receiving any payment of an Award, Awards payable under the Plan shall be paid to the Participant’s estate.

10.	Amendments

The Committee may at any time amend (in whole or in part) this Plan. No such amendment which adversely affects any Participant’s rights to or interest in an Award earned prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto.

11.	Termination

The Committee may terminate this Plan (in whole or in part) at any time. In the case of such termination of the Plan, the following provisions of this Section 11 shall apply notwithstanding any other provisions of the Plan to the contrary:

(i) The Committee shall promulgate administrative rules applicable to Plan termination, pursuant to which each affected Participant (other than an Executive Officer) shall receive, with respect to each Performance Period which has commenced on or prior to the effective date of the Plan termination (the “Termination Date”) and for which the Award has not yet been paid, the amount described in such rules and the Executive Officers shall receive an amount equal to the amount his Award would have been had the Plan not been terminated (prorated for the Performance Period in which the Termination Date occurred), subject to reduction in the discretion of the Committee.

(ii) Each Award payable under this Section 11 shall be paid as soon as practicable, but in no event later than two and one-half months after the Termination Date.

12.	Miscellaneous Provisions

(a) This Plan is not a contract between the Company and the Employees or the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is under any obligation to continue the Plan.

(b) A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 9 of the Plan, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay Awards with respect to the Participant.

(c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

(d) The Company shall have the right to deduct from Awards paid and any interest thereon, any taxes or other amounts required by law to be withheld.

(e) Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board of Directors or committees thereof, to change the duties or the character of employment of any employee of the Company or any of its Subsidiaries or to remove the individual from the employment of the Company or any of its Subsidiaries at any time, all of which rights and powers are expressly reserved.